Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Refac Optical Group on Form S-8 of our report dated July 20, 2006 (December 8, 2006 as to Note 22), relating to the financial statements of OptiCare Health Systems, Inc., (not presented separately herein) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to OptiCare’s consummation of the transaction with Refac) appearing in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
December 20, 2006